The Lincoln National Life Insurance Company

VARIABLE ANNUITY PAYMENT OPTION RIDER CREDIT ENDORSEMENT

(“Endorsement”)

Owner(s): John Doe

Contract Number: 0123456

Endorsement Effective Date: November 20, 2023

This Endorsement is effective and made a part of the Contract to which it is attached on the Variable Annuity Payment Option Rider Date which coincides with the Endorsement Effective Date shown above. The Variable Annuity Payment Option Rider Date is shown on the Contract Benefit Data Specifications issued on the Owner’s election of benefits under the Variable Annuity Payment Option Rider attached to the Contract. Except as stated in this Endorsement, it is subject to all provisions of the Contract. In the event of a conflict with any provision of the Contract, the provisions of this Endorsement will control.

This Endorsement provides for a credit that will be applied to the Account Value on a quarterly basis during the Access Period under the Variable Annuity Payment Option Rider, if the conditions described below are satisfied. The Variable Annuity Payment Option Rider Credit amount, if any, is not considered a Purchase Payment.

No additional charge will be assessed under the Contract when this Endorsement is in effect or if the Variable Annuity Payment Option Rider Credit is applied.

INTERACTION WITH THE VARIABLE ANNUITY PAYMENT OPTION RIDER: All references to “Account Value” and “Withdrawal” in this Endorsement will mean “Account Value” and “Withdrawal” as defined in the Variable Annuity Payment Option Rider.

ADDITIONAL PURCHASE PAYMENTS RESTRICTION. While this Endorsement is in effect, the Owner may not make any Purchase Payments to a non-qualified Contract after the Periodic Income Commencement Date.

DEFINITIONS

Capitalized terms within this Endorsement that are not defined in this Endorsement are defined or otherwise described in the Contract to which this Endorsement is attached, including any endorsements or other riders attached to such Contract.

ACCESS PERIOD -- A defined period selected by the Owner during which We make Periodic Income Payments under the Variable Annuity Payment Option Rider. The Owner will continue to have access to the Account Value and a Death Benefit is payable during the Access Period.

LIFETIME INCOME PERIOD -- The period that begins after the Access Period ends as described under the Variable Annuity Payment Option Rider, provided the Annuitant or the Secondary Life, if any, is still living and the Contract has not been surrendered. The Owner will not have access to the Account Value and a Death Benefit is not payable during the Lifetime Income Period.

QUARTERLY VALUATION DATE -- The date a Variable Annuity Payment Option Rider Credit amount, if any, is paid into the Contract. If the Variable Annuity Payment Option Rider Date is the Contract Date, the Quarterly Valuation Date is the same calendar day as the Contract Date of every third month following the Contract Date. If the Variable Annuity Payment Option Rider Date is after the Contract Date, the Quarterly Valuation Date is the same calendar day as the Periodic Income Commencement Date of every third month following the Periodic Income Commencement Date.

If such day is not a Valuation Date, any transaction involving the Variable Annuity Payment Option Rider Credit that should have occurred on the Quarterly Valuation Date will be processed by Us on the first Valuation Date following such calendar day.

SYSTEMATIC REQUIRED MINIMUM DISTRIBUTIONS -- Systematic monthly or quarterly installments withdrawn via Our automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by Us in accordance with Code Section 401(a)(9)(A), as amended, for the Contract to which this Endorsement is attached.

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THRESHOLD BASE

The Threshold Base is the value used, in part, to determine if a Variable Annuity Payment Option Rider Credit applies on a Quarterly Valuation Date. The Threshold Base value is distinct from the Account Value and is not used to calculate the cash surrender value, Death Benefit, or other guaranteed paid-up annuity benefits under the Contract.

If the Variable Annuity Payment Option Rider Date is the Contract Date, the initial Threshold Base is equal to the initial Purchase Payments on the Contract Date. If the Variable Annuity Payment Option Rider Date is after the Contract Date, the initial Threshold Base is equal to the Account Value on the Periodic Income Commencement Date.

The initial Threshold Base is adjusted by:

(a)	an additional Purchase Payment approved and added to a Contract, subject to the ADDITIONAL PURCHASE PAYMENTS RESTRICTION provision of this Endorsement. The Threshold Base will be increased by the amount of the additional Purchase Payment on the Valuation Date it is approved and added to the Contract; and

(b)	a Withdrawal. Upon a Withdrawal, the Threshold Base will be reduced by the amount that the Withdrawal reduced the Account Value. The Threshold Base will not be reduced by each Periodic Income Payments or Systematic Required Minimum Distributions; and

(c)	a partial annuitization. The Threshold Base will be reduced by the amount that the partial annuitization reduced the Account Value.

CALCULATION OF THE VARIABLE ANNUITY PAYMENT OPTION RIDER CREDIT AMOUNT

A Variable Annuity Payment Option Rider Credit amount will be paid on each Quarterly Valuation Date if:

(a)	An Access Period that is the length of or more than the Qualifying Minimum Access Period is in effect under the Variable Annuity Payment Option Rider on the Quarterly Valuation Date.

If the Access Period is changed to a period less than the Qualifying Minimum Access Period, the Variable Annuity Payment Option Rider Credit will no longer apply. However, if a subsequent change to the Access Period meets the Qualifying Minimum Access Period on a Quarterly Valuation Date, the Account Value will be eligible for a credit on that Quarterly Valuation Date.

The Qualifying Minimum Access Period is shown on the Variable Annuity Payment Option Rider Credit Specifications; and

(b)	the Threshold Base is an amount that is at least equal to Variable Annuity Payment Option Rider Credit Threshold Tier 1 on the Quarterly Valuation Date.

The Variable Annuity Payment Option Rider Credit will no longer apply if the Threshold Base is reduced to an amount less than Variable Annuity Payment Option Rider Credit Threshold Tier 1 on a Quarterly Valuation Date. However, if the Threshold Base increases to an amount that is at least equal to Variable Annuity Payment Option Rider Credit Threshold Tier 1 on a future Quarterly Valuation Date, the Account Value will be eligible for a credit on that Quarterly Valuation Date.

The Variable Annuity Payment Option Rider Credit Threshold Tiers are shown on the Variable Annuity Payment Option Rider Credit Specifications.

The Variable Annuity Payment Option Rider Credit amount is equal to the value of the Variable Subaccount(s) on the Quarterly Valuation Date multiplied by either (A) or (B), where:

A	is the Variable Annuity Payment Option Rider Credit Rate Tier 1, if the Threshold Base is an amount that is equal to or exceeds the Variable Annuity Payment Option Rider Credit Threshold Tier 1 but is less than the Variable Annuity Payment Option Rider Credit Threshold Tier 2.

B	is the Variable Annuity Payment Option Rider Credit Rate Tier 2, if the Threshold Base is an amount that is equal to or exceeds the Variable Annuity Payment Option Rider Credit Threshold Tier 2.

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TERMINATION OF THE VARIABLE ANNUITY PAYMENT OPTION RIDER CREDIT

We will no longer apply a Variable Annuity Payment Option Rider Credit upon the earlier of the first to occur:

(a)	the date the Contract to which this Endorsement is attached is terminated; or

(b)	the date the Access Period is permanently changed to a period that is less than the Qualifying Minimum Access Period; or
(c)	the Annuity Commencement Date; or
(d)	the date the Lifetime Income Period begins under the Variable Annuity Payment Option Rider; or
(e)	the date the Owner terminates the Variable Annuity Payment Option Rider.

VARIABLE ANNUITY PAYMENT OPTION RIDER CREDIT SPECIFICATIONS

Qualifying Minimum Access Period. The Qualifying Minimum Access Period is the greater of (A) and (B), where:

A	is 20 years; and

B	is 85 years, minus the Annuitant's age nearest birthday on the Variable Annuity Payment Option Rider Date. For Non-qualified contracts, if the Measuring Life Option is Joint, the younger or surviving Measuring Life’s age shall be used for this requirement.

Variable Annuity Payment Option Rider Credit Threshold:	Tier 1: $500,000
Tier 2: $1,000,000

Variable Annuity Payment Option Rider Credit Rate:	Tier 1: 0.0250%
Tier 2: 0.0500%

ALLOCATION OF THE VARIABLE ANNUITY PAYMENT OPTION RIDER CREDIT AMOUNT. The Variable Annuity Payment Option Rider Credit amount will be allocated to each Variable Subaccount in proportion to the value in each such Variable Subaccount as of the Quarterly Valuation Date.

The Variable Annuity Payment Option Rider Credit amount will purchase Accumulation Units from the Variable Subaccount(s) at the Accumulation Unit Values as of the Quarterly Valuation Date.

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